EXHIBIT 5

                                NSD BANCORP, INC.

                       OPINION OF SHUMAKER WILLIAMS, P.C.


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                                           WRITER'S DIRECT DIAL NO. 717.763.1121
                                       WRITER'S EMAIL: mail@shumakerwilliams.com




                                  June 9, 2004




Board of Directors
NSD BANCORP, INC.
5004 McKnight Road
Pittsburgh, PA 15237

                           Re:      NSD BANCORP, INC.
                                    Registration Statement on Form S-8
                                    Our File No.  709-04(2)

Dear Sirs and Madam:

         We have acted as Special Corporate Counsel to NSD Bancorp, Inc., a Pennsylvania corporation (the "Corporation") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration of 168,000 shares of its common stock issuable upon the exercise of options granted pursuant to the Corporation's 2004 Omnibus Stock Incentive Plan (the "Plan").

         In connection with the foregoing, we have examined, among other things, the Plan, the Registration Statement, Board of Directors resolutions authorizing the Plan and the preparation and filing of the Registration Statement, the Corporation's 2004 Proxy Statement regarding proposal of the Plan for shareholder approval, the Corporation's Certificate of Judges of Election indicating shareholder approval of the Plan, and originals or copies, satisfactory to us, of all such corporate records and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.



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Board of Directors
June 9, 2004
Page Two


         On the basis of the foregoing and in reliance thereon, we are of the opinion that the 168,000 shares of the Corporation's common stock, that may be issued and sold by the Corporation pursuant to the Plan, when sold and issued in accordance with the Plan and the Registration Statement, will be legally and validly issued, fully paid, and non-assessable.

         In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

         We consent to the use of this opinion as an exhibit to the Corporation's Registration Statement on Form S-8, filed by the Corporation with the Securities and Exchange Commission, relating to the Plan. We further consent to all references to our Firm in the Registration Statement and any further amendments thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                           Very truly yours,




                           /s/ SHUMAKER WILLIAMS, P.C.